Exhibit 99.1

Liquidity Services, Inc. Q1 2024 Earnings Conference Call February 8, 2024 10:30 AM

Company Participants

Bill Angrick - Chairman & Chief Executive Officer

Jorge Celaya - Executive Vice President & Chief Financial Officer

Conference Call Participants

Gary Prestopino - Barrington Research

George Sutton - Craig-Hallum

Operator

Welcome to the Liquidity Services Inc. First Quarter Fiscal Year 2024 Financial Results Conference Call. My name is Norma, and I'll be your operator for today's call. Please note that this conference call is being recorded. [Operator Instructions] On the call today are Bill Angrick, Liquidity Services' Chairman and Chief Executive Officer; Jorge Celaya, Executive Vice President and Chief Financial Officer. They'll be available for questions after their prepared remarks.

The following discussion and responses to your questions reflect Liquidity Services management's views as of today, February 8, 2024, and will include forward-looking statements. Actual results may differ materially. Additional information about factors that could potentially impact the financial results is included in today's press release and in filings with the SEC, including the most recent annual report on Form 10-K.

As you listen to today's call, please have the press release in front of you, which includes Liquidity Services financial results as well as metrics and commentary on the quarter.

During the call, Liquidity Services management will discuss certain non-GAAP financial measures, in its press release and filings with the SEC, one of which is posted on its website, and you will find additional disclosures regarding these non-GAAP measures, including the reconciliations of the measures with the comparable GAAP measures as available.

Liquidity Services management also use certain supplemental operating data as a measure of certain components of operating performance, which they also believe is useful for management and investors. This supplemental operating data includes gross merchandise volume and should not be considered a substitute for or superior to GAAP results.

At this time, I'll turn the conference over to your -- the presentation over to Liquidity Services Chairman and Chief Executive Officer, Bill Angrick.

Bill Angrick

Good morning. and welcome to our Q1 earnings call. I'll review our Q1 performance and the progress of our business segments. And next, Jorge Celaya will provide more details in the quarter.

We recorded 13% organic growth in consolidated GMV this quarter, led by our GovDeals segment, which benefited from strong bidder engagement on our modernized govdeals.com marketplace platform. Additionally, we recorded strong subscriber growth in our Machinio segment as customers continue to be delighted by our Machinio System, dealer management software solutions, which deliver outstanding ROI by automating and improving asset management, marketing and sales activities.

Of note, Machinio was selected by XCMG E-Commerce, an Asia-based multinational corporation to facilitate the sale of more than 6,000 refurbished construction machinery assets as part of their reconditioned machine refurbishment program to remarket and extend the life of these assets. This is just one recent example of our successful expansion into the Asia Pacific region, which more than doubles the addressable market for our Machinio segment.

Growth and profitability in our RSCG and CAG segments were impacted during Q1 by an inferior mix of product and delays in selected international sales events at quarter end, respectively. However, we are seeing an improvement in our RSCG product mix as we enter the seasonally high fiscal second quarter, and most of the delayed projects in our CAG segment are expected to close during the fiscal second quarter, resulting in the resumption of year-over-year growth.

We continue to provide strong liquidity for our sellers across all segments as the number of auction participants on our platform grew by 14% year-over-year during Q1, and the number of completed transactions grew 12% year-over-year. We continue to invest in our multichannel buyer base to drive higher recovery including expanding our AllSurplus Deals marketplace, which provides consumers direct access to value price merchandise and expands addressable market in the retail supply chain.

We are pleased to report that we have successfully rolled out our AllSurplus Deals marketplace offering in 5 markets, and we are setting new records for completed transactions, revenue and profitability week-over-week in this channel as we move through the current quarter.

In support of our long-term strategy, we continue to expand our market share in our GovDeals and CAG segments through the acquisition of Sierra Auction, which strengthens and accelerates our position as the leading online platform for the sale of vehicles, equipment and surplus assets for government and commercial fleet sellers.

In summary, we remain the trusted provider of choice for commercial and government claims in the circular economy and continue to deliver outstanding value for our customers as companies of all sizes and industries seek to better manage their assets, inventories and supply chains to drive efficiencies, they are turning to the Liquidity Services platform. We intend to capitalize on our strong buyer base and business pipeline across our segments to deliver improved growth and profitability in our current fiscal second quarter.

In parallel, we continue to make multiyear investments to expand our market share and enhance our platform's capabilities to drive long-term growth for Liquidity Services shareholders. Our results will benefit from these investments and our expanded operational capacity.

Our capital-efficient business with strong operating cash flow, approximately $107 million in cash with zero debt provides us ample financial flexibility to execute our plans. We thank all of our team members across Liquidity Services for their dedication to our mission to power the circular economy to benefit sellers, buyers and the planet.

And I'll now turn it over to Jorge for more details on the quarter.

Jorge Celaya

Good morning. We completed the first quarter of fiscal year 2024 with $305.9 million in GMV, up 13% from $270.8 million in the same quarter last year. We saw a very strong performance for our GovDeals and Machinio segments this fiscal first quarter. While finishing the overall quarter within guidance, albeit at the low end of guidance due to delays in various CAG segment high-margin projects, which were mostly already finalized this January and a slower-than-anticipated improvement in our retail segment from the more recent product mix trends related to lower value supply in the market.

Our fiscal first quarter revenue was $71.3 million, down 1% from $72.3 million in the same quarter last year, reflecting consignment GMV at 89%, tying an all-time high. The mix of our retail segment supply was a factor in the higher mix of consignment GMV.

Our fiscal first quarter consolidated profitability included GAAP EPS of $0.06, non-GAAP adjusted EPS of $0.14 and non-GAAP adjusted EBITDA of $7.3 million. While our operating expenses were well controlled during the quarter, the percentage drop in revenue and direct profit compared to the same quarter last year reflected the CAG and retail segments delays and product mix, respectively, impacting these results.

We ended the quarter with $107 million in cash, cash equivalents and short-term investments. We performed $1.2 million of share repurchases during the quarter. And at the beginning of January, we completed our acquisition of Sierra Auction for $13.5 million in cash paid at closing in this fiscal second quarter. We continue to have zero debt and $25 million of available borrowing capacity under our credit facility.

Specifically comparing segment results from this fiscal first quarter to the same quarter last year, our GovDeals segment was up 18% on GMV, 17% on revenue and up 17% on segment direct profit driven by increased availability of vehicles and strong bidder engagement on our newly modernized Govdeals.com marketplace platform.

Machinio was up 18%, and its segment direct profit was up 19% with continuing increase in subscribers and pricing for Machinio Advertising and Machinio System dealer management products.

Our RSCG segment was up 3% on GMV, down 5% on revenue due to mix and down 12% on segment direct profit as the GMV increase was driven by lower take rate, low-touch consignment solutions, while retailer purpose programs and some retailer consignment activity continued to reflect the impact of the lower value product mix compared to last year.

Despite the delays in projects during December, our CAG segment was up 9% on GMV, yet down 17% of revenue and 18% on direct segment profit as a more diversified GMV mix with increases in global energy and industrial consignment sales were not enough to offset the prior year fiscal first quarter's high-margin international purchase transaction.

GAAP net income for the first quarter were $1.9 million, resulting in the diluted GAAP earnings per share of $0.06 compared to $0.12 per share last year. Non-GAAP adjusted EPS for the first quarter was $0.14, down from $0.19 in the same quarter last year. While non-GAAP adjusted EBITDA of $7.3 million this quarter was down from $9.8 million in the same quarter last year, reflecting the CAG and retail segment results.

Our fiscal year 2024 outlook continues to anticipate year-over-year growth for the second quarter with improvements in consolidated results expected for the second half of fiscal 2024 compared to the first half of fiscal 2024. The second quarter of fiscal year 2024 guidance includes continued strong performance for our GovDeals segment and further improvement in the GovDeals segment from our acquisition of Sierra Auction this quarter.

Our CAG segment also looks to have a stronger sequential quarter for this fiscal second quarter as it captures transactions delayed from this past fiscal first quarter.

We also expect the traditional sequential seasonal growth effect for our RSCG segment during this coming quarters post-holiday return season. Compared to last year, RSCG expects continued expansion on its lower-touch consignment programs, while the mix of product across some purchase and consignment program is expected to begin to improve sequentially. Compared to last year, these will continue to receive a higher mix of the lower value flows from certain seller programs.

Consolidated operating expenses are currently expected to increase from the Sierra Auction acquisition, mainly in operations expense and variable expenses related to top line growth overall. We currently anticipate our consolidated revenue as a percent of GMV to reflect our current level of consignment mix and remain in the low to mid-20% range, which can also vary based on our mix of asset categories transacted.

We expect our segment direct profits as a percentage of total revenues to increase year-over-year, remaining at a similar percentage sequentially to our fiscal first quarter 2024 results.

Management's guidance for the second quarter of fiscal year 2024 is as follows: We expect GMV to range from $320 million to $350 million, GAAP net income is expected in the range of $3 million to $6 million with a corresponding GAAP diluted earnings per share ranging from $0.09 to $0.19 per share. We estimate non-GAAP adjusted EBITDA to range from $9 million to $12 million. Non-GAAP adjusted diluted earnings per share is estimated in the range of $0.17 to $0.27 per share. The GAAP and non-GAAP EPS guidance assumes that we have 32 million fully diluted weighted average shares outstanding for the second quarter of fiscal year 2024.

Thank you, and we will now take your questions.

Question-and-Answer Session

Operator

[Operator Instructions] Our first question comes from the line of Gary Prestopino with Barrington Research.

Gary Prestopino

Jorge and Bill, a couple of questions really regarding Sierra, the acquisition you made. First of all, the cash payment for that, that is not reflective in the year-end balances of cash, right, since it closed on January 1? Or am I mistaken on that?

Jorge Celaya

That's correct.

Gary Prestopino

So it does not reflect then, right?

Jorge Celaya

$107 million in December 31, we made the acquisition in January.

Gary Prestopino

Right. I just wanted to make sure of that. And then can you give us some idea of the GMV generation of Sierra Auction? And does it have a very similar kind of direct profit margin contribution? Or will it -- that the GovDeals business has currently?

Bill Angrick

The business, very similar to GovDeals, it's 100% -- virtually 100% consignment, very high gross margins. This is an example of our favorable position to be a consolidator in the market. This is a sub-$100 million GMV business that we can quickly scale to $100 million plus in that territory. Arizona is a market that's benefiting from in-migration from California and other places.

It's a business opportunity that leverages increasing investment in infrastructure, vehicle fleets, retirement and upgrading of assets. So we have a two-pronged growth opportunity. There are a number of long-standing government customers going back to the 1980s.

Additionally, there are many commercial fleet owners that really covet the liquidity that we bring both through Sierra's legacy operations and now the GovDeals buyer base. And so we're quickly integrating, Gary, these buyer base and operational activities to grow a $100 million-plus business in a territory that we've had some presence but really have been underpenetrated in.

Jorge Celaya

And Gary, I would also just point out that the deals had a very good quarter -- this past quarter without the Sierra acquisition, and we expect to have another double-digit growth quarter next quarter without Sierra. Sierra is accretive. But as Bill said, it's given the indication of the size, but it is accretive, but GovDeals is still without it performing extremely well.

Gary Prestopino

Okay. So I guess I assume that you're not at liberty to give us any idea what the GMV generation of this was?

Bill Angrick

No, we're not disclosing that, but it's being integrated with and into our GovDeals marketplace for government accounts and our CAG segment for commercial fleet sellers.

Gary Prestopino

Okay. Okay. And then this whole issue with the retail sector where you're getting lower ticket items flowing through on GMV, is that something that given what the comparables would be throughout last year that you would expect to continue to see for fiscal '24? Or you said it's getting a little bit better, but is it still a situation where because of, I don't know, headline news, sluggish economy or whatever, you continue to think that you'll see a less amount of higher ticket items flowing through your GMV platform?

Bill Angrick

I think we're -- and we've said this for the last few quarters, we've seen a reset in consumer behavior and a more frugal consumer with respect to significant high ticket purchasing online. I think we've normalized that, and we're comfortable executing in the current environment for the balance of the year, Gary. I think we've been effective in moving product through the right channels to improve margins and where needed to sort of adjust our service levels with clients to make sure that we're getting a good return on sort of our operational investments.

And we've sort of opened up a new front of growth through this, AllSurplus Deals, consumer marketplace channel which extracts more value for the goods and which leverages our current infrastructure of the 7 distribution centers so that we're not -- this is not sort of a traditional ground-up expansion. This is really leveraging an existing auction marketplace platform and operational capability to essentially move recovery up and share that margin with our seller clients.

So I think we're very well positioned. In fact, we're at one of the big trade shows this week, very strong receptivity to our multichannel positioning. And as we mentioned, I think all companies, including retail supply chain companies, e-commerce retailers, omnichannel retailers, the vendors who supply -- they're all looking for efficiencies because they're all dealing with -- toward that resetting consumer behavior.

So many of them have reduced warehouse capacity, reduced infrastructure, and we stepped in and provide them a lot of capabilities to be more efficient and that allows us to grow market share. And I think in the long term, we're going to be a winner in that market.

Gary Prestopino

Okay. And then just lastly, I didn't see -- and apologize for this if I missed it because I've had a couple of companies report this morning. But did you do any kind of share repurchases in the quarter? And at these levels, would you have an appetite for your stock post Q1, the release of earnings there?

Bill Angrick

Well, as far as allocation of capital, we do have a repurchase program and we are continuing to execute that, Gary. We'll be executing that throughout the year, including this quarter. So the answer is yes to that, and I'll defer to Jorge on any other details on what was done in the last quarter.

Jorge Celaya

Yes, Gary, as pointed out in the remarks, $1.2 million in share repurchases this past December.

Operator

[Operator Instructions] Our next question comes from the line of George Sutton with Craig-Hallum.

George Sutton

Bill, you mentioned the opportunity to double your TAM through Asia. Can you talk about what the selling strategy is into that market? Are you purely going direct? Are you going through partners? Can you just give us a sense of how you attack that?

Bill Angrick

Thank you for the question. We're leveraging, Gary -- excuse me, Craig, the -- George, excuse me, the current infrastructure that we have in Asia. We have been in China for over a decade serving CAG relationships. These are multinational companies that need asset management and sales support. We have a very strong leader in Asia, ex-McKinsey consultant has been with us for over now almost 15 years.

So what we did is we took advantage of our physical presence there, and added a regional sales organization to extend the Machinio platform into those markets, and we sell direct. Now we sell very efficiently through a variety of sort of digital inside sales practices, George, and that allows us to hit the ground running quickly and ensure profitable growth.

The reality is that there is a big interest in being able to move equipment -- used equipment outside of the region, and that's tapping into Machinio's presence throughout the U.S., North America, Europe, a lot of buyers. And we're seeing good adoption of the solution, albeit it's a small base that we're starting with. But we had some revenue already on Machinio platform with subscribers before we opened up a sales presence there.

And now we're just redoubling the value proposition and getting that in front of more interesting relationships. And these are small -- these are not small companies. And an example I gave, XCMG, is a pretty large player. And again, it feeds that ecosystem, more supply equals more buying activity and people now know that we're open for business in Mainland China and Asia, and there's more product availability. So we expect that organic growth to accelerate over time.

George Sutton

So I wondered if Jorge could just walk through the CAG, any sort of quantification of the CAG deals that slipped in the quarter? What's closed thus far in the Q2 quarter and how much of that do you ultimately expect to get in Q2?

Jorge Celaya

So George, I'll say is what I said in the remarks that most of the deals there was -- I can tell you there was probably a half dozen and most of them have been transacted in January. We expect most of them to be in this next quarter, maybe 1 or 1.5 partially will slip into the next quarter. But we expect CAG to have a very strong March quarter, right, the one coming up, not only because we had already planned that it was going to have a pretty solid quarter, but then you compound that with the catch-up on these. And really, they were all December transactions.

But that CAG from time to time has these slippages, especially when they're international more complex transactions.

George Sutton

Well, again, a half dozen transactions equating to about how much in GMV? Or is there a -- you called it out as one of the reasons for some of the challenges in the first quarter. I'm just curious how much of that...

Jorge Celaya

I'm not going to do transaction quantification, George. But what I'm calling out is on the shortfall, I guess, to be, if you want to call it that, on those two particular segments from what we expected, at least, it was those -- delays in those transactions and then as I said, some of the product mix market issues in retail.

Bill Angrick

Remember, this is all happening in a public marketplace too. So one can see what's being listed and sold, real time in the marketplace. And we've had some really good results in the current quarter, George, that are illustrating the types of transactions that have rolled over. But I think it's fair to say that absent some delays, we wouldn't have been at the low end of the range. It would have been near the high end of the range collectively. So those are things that we continue to manage.

And again, we're in the long game. I mean we're about building the highest recovery, the most liquid buyer base, making sure that we're covering every industry where there's growth opportunities. And I know in your world, it's very important to have a precise model quarter-to-quarter. In our world, we're really looking to deliver the best value to clients on a continuous basis. And that's our goal. That's how we invest. That's how we think about the growth strategy.

And I think the combination of some of the modernization that we've done with GovDeals with the opportunity to integrate, a lot of the tools that everyone in every industry is utilizing, sort of AI tools and machine-driven -- one-to-one marketing, that's all helping us win in the marketplace, and we're excited about the business pipeline and feel like we've got the right services in a very differentiated marketplace experience to win and convert more opportunities in retail and the capital assets segment and we talked about Machinio.

So I think we're well positioned to what the needs are currently in the market, and that's why we're going to continue to grow.

George Sutton

Got you. Bill, this was almost the first conference call in America that did not include the term AI, but you did slip it in. So congratulations. That's it for me.

Bill Angrick

That was an unintended interruption of the streak.

Operator

Thank you for your questions. This concludes today's conference call. Thank you for your participation. You may now disconnect. Everyone, have a wonderful day.